                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           MAXICARE HEALTH PLANS, INC

     Maxicare Health Plans, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "corporation"), does hereby certify as follows:

     1. The Restated Certificate of Incorporation of the corporation was filed with the Secretary of State on March 28, 2000.

     2. At 5:30 P.M. Eastern Standard Time, on March 27, 2001, each share of Common Stock, par value $.01 per share, then outstanding shall automatically become and be converted into one-fifth (1/5) share of such Common Stock.

     3. This Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of Delaware.

     4. The capital of the corporation will not be reduced under or by reason of any amendment herein certified.

     IN WITNESS WHEREOF, Maxicare Health Plans, Inc. has caused this Certificate to be signed by its chief executive officer this 23rd day of March, 2001.


                                      /s/ PAUL R. DUPEE JR.
                                      ------------------------------------------
                                      Paul R. Dupee Jr., Chief Executive Officer